                                                                    EXHIBIT 12.1

           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                                                 Six Months Ended
                                                                                    June 30,
                                                                        -----------------------------------
                                                                             2000                  1999
                                                                        -------------        --------------
Earnings:

  Pre-tax income                                                               $  751                $  758

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                              219                   192

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                        84                    93

    Distributed income of investees
      accounted for under the equity method                                        45                     -

    Amortization of capitalized interest                                            3                     2

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                                                9                     9
                                                                        -------------        --------------


  Total earnings available for fixed charges                                   $1,093                $1,036
                                                                        =============        ==============

Fixed charges:

  Interest and fixed charges                                                   $  223                $  198

  Portion of rent under long-term operating
    leases representative of an interest factor                                    84                    93
                                                                        -------------        --------------

  Total fixed charges                                                          $  307                $  291
                                                                        =============        ==============

Ratio of earnings to fixed charges                                              3.56x                 3.56x